Exhibit 10.1

CONSULTING & REPRESENTATION AGREEMENT

THIS AGREEMENT (the "Agreement") entered into as of January 15, 2015 between Flacane Advisors, Inc., a sole proprietor S-Corp with Gary Augusta (“Consultant”) as its sole proprietor Consultant with a contact address at PO Box 451, Crystal Beach, FL 34681 and Apollo Medical Holdings, Inc. (“Company”), with legal offices at 700 Brand Blvd., Suite 220, Glendale, CA 91203.

W I T N E S S E T H :

WHEREAS, the Consultant possess expertise in the areas of executive management, operations, sales and marketing, financial management, private equity and private placement, mergers and acquisitions, corporate and business development, business advisory, and due diligence review and desire to make available Consultant’s expertise for the benefit of Company by providing services in such area of expertise;

WHEREAS, Company desires to utilize such services during the term of this Agreement;

NOW, THEREFORE, in view of the foregoing premises, which are hereby incorporated as part of this Agreement, and consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Services.

1.1	The Consultant will perform customary and reasonable responsibilities and services for a minimum of 4 days weekly on average basis to include, but not limited to operational management, financial oversight, management controls and procedures, business strategies, capital strategies, cash flow management, sales forecasting, financial systems and technology utilization. It is envisioned that services will be performed between Apollo Medical corporate headquarters and field work to include Florida, New York and other partner, customer, capital, new business and conference locations.

1.2	The Consultant will provide operations leadership to include Executive Management roles, Sales, Marketing and Business Development, Investor Relations and PR and Mergers and Acquisitions in addition to below.

1.3	The Consultant will advise the Company’s ownership, management, employees and agreed upon agents at reasonable times, in matters related to the relevant field of interest, as requested by the Company as set forth below. The field of interest for consulting hereunder is to provide the identification and introduction to potential funding sources for “Company”.

1.4	In addition, the Consultant will provide corporate and business development activities and other strategic corporate advisory and planning services, including but not limited to, sales activities, network introductions, partnerships, investment presentation and delivery assistance, due diligence reviews, and other services as mutually defined (the “Field of Interest”).

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1.5	The services to be rendered by Consultant (the "Services") include the role of company spokesperson, advisor in corporate financing, advisor in due diligence review, a strategic advisory resource in corporate and business development activities in preparing Company for such relationships.

1.6	Executive and operational management role for ApolloMed ACO in addition to ACO Board role

1.7	Executive and operational management role with mergers and acquisitions, Joint Ventures and partnerships

1.8	The consultant will also serve as Executive Chairman of the Board of Directors of Apollo Medical Holdings, Inc. Please see Augusta Board Agreement for specific roles and responsibilities.

1.9	In all above roles and capacities the Consultant will report directly to the CEO of Apollo Medical Holdings, Inc.

2.	Consultant agrees that during the term of the Agreement Consultant shall perform the Services to the best of Consultant’s abilities and in accordance with the Company's reasonable requests and as instructed by Company. Consultant will determine the method, details and means of performing the Services.

3.	It is the express intention of the parties that Consultant be an independent contractor and not an employee, agent, or partner of the Company. However, Consultant will become a corporate officer of the company in his role of Executive Chairman of the Board. Nothing in this Agreement shall be interpreted or construed as establishing or creating the relationship of employer and employee between Company and Consultant or any employee or agent of Consultant. Both parties acknowledge that Consultant is not an employee of the Company for state or federal tax purposes.

4.	This Agreement shall remain in effect until March 31st, 2015 and will carryover to December 31st, 2015 unless it is replaced by a new Agreement

5.	(a)	Consultant recognizes and acknowledges that the data collected, developed and maintained for the Company by Consultant is a valuable property right of the Company and is to be kept confidential and secret and therefore agrees to keep all information relating to such data in confidence and trust, and will not use or disclose any such information without the written consent of the Company, except as such use may be necessary in the ordinary course of Consultant’s performance of the Services for the Company.

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(b)	Consultant agrees that all documents and other physical property furnished to Consultant by the Company or produced by Consultant or others in connection with the performance of the Services shall be and remain the sole property of the Company, and that Consultant shall return and deliver all such documents and property (including any copies thereof) to Company upon request or upon the termination of this Agreement.

(c)	During the term of this Agreement and for one (1) year thereafter, Consultant will not solicit any employee of the Company to leave the Company for any reason or to devote less than all of any such employee's efforts to the affairs of the Company.

6.	In consideration for the Services rendered hereunder, the Company shall compensate Consultant with:

(a)	Cash Compensation - $25,000 a month from January 1, 2015 through December 31, 2015. This compensation should be paid on the 10th of the month for the existing month; (i.e. $25,000 due December 10th for services December 1st through December 31st ).

(b)	Equity Compensation. To be determined by the Board of Directors in conjunction with equity options given to senior management based on company and individual performance.

(c)	The Company shall reimburse all reasonable business expenses incurred.

7.	Consultant hereby represents that neither the execution of this Agreement, the consulting relationship with the Company nor the performance of the Services will violate any obligations of Consultant to any person or entity, including without limitation, the obligation to keep confidential any proprietary information of such person or entity.

8.	Exclusive Services during the Term.

Subject to written waivers that may be provided by the Company upon request, which shall not be unreasonably withheld, the Consultant agrees that during the Term of this Agreement he will not directly or indirectly (i) provide any services in the Field of Interest to any other business or commercial entity which directly competes with the Company, and (ii) participate in the formation of any business or commercial entity which directly competes with the Company.

9.	Consultant will not disclose to the Company any information that the Consultant is obligated to keep secret pursuant to an existing confidentiality agreement with a third party, and nothing in this Agreement will impose any obligation on the Consultant to the contrary.

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10.	The consulting work performed hereunder will not be conducted on time that is required to be devoted to any other third party. The Consultant shall not use the funding, resources and facilities of any other third party to perform consulting work hereunder and shall not perform the consulting work hereunder in any manner that would give any third party rights to the product of such work.

11.	Confidentiality.

The Consultant acknowledge that, during the course of performing services hereunder, the Company will be disclosing information to the Consultant relating to inventions, data, projects, products, potential customers, personnel, business plans, and finances, as well as other commercially valuable information (collectively “Confidential Information”). The Consultant acknowledge that the Company’s business is extremely competitive; dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to the Company. The Consultant agree that the Confidential Information will be used by the Consultant only in connection with consulting activities hereunder, and will not be used in any way that is detrimental to the Company or in violation of any law. The Consultant agree not to disclose, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company. The Consultant will treat all such information as confidential and proprietary property of the Company. The term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than by disclosure in violation of this Agreement, (ii) was within the Consultant’s possession prior to being furnished such information, or (iii) becomes available to the Consultant from a third party on a non-confidential basis. The Consultant may disclose any Confidential Information that is required to be disclosed by law, government regulation or court order. If disclosure is required, the Consultant will give the Company advance notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.

12.	Upon termination of this Agreement, the Consultant will promptly return to the Company all materials containing Confidential Information as well as data, records, reports and other property, furnished by the Company to the Consultant or produced by the Consultant in connection with services rendered hereunder, together with all copies of any of the foregoing. Notwithstanding such return, the Consultant shall continue to be bound by the terms of the confidentiality provisions contained in this agreement for a period of three (3) years after the termination of this Agreement.

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13.	Miscellaneous.

(a)	Necessary Acts: All parties to this agreement shall perform any acts, including executing any documents that may be reasonably necessary to carry out all provisions and intent of this agreement.
(b)	Amendments: This Agreement may be amended only by written consent of all parties to the agreement.
(c)	Notices: All notices, demands, requests or other communications required or permitted by this agreement shall be in writing and shall be deemed duly served when personally delivered to the party or to an officer or agent of the party, or when deposited in the United States mail, first-class postage prepaid, addressed to the party at the address listed in this Agreement or any updated address provided by either party in writing.
(d)	Binding on Successors and Assigns: This Agreement shall be binding on all the parties to the agreement and on each their heirs, executors, administrators, successors and assigns.
(e)	Severability: If any provision of this Agreement is deemed to be unlawful, unenforceable or invalid by a court of competent jurisdiction for any reason, the remaining provisions shall remain in full force and effect.
(f)	Governing Law: This Agreement shall be governed by the laws of the State of California without regard to its conflict of laws principles.
(g)	Sole Agreement: This Agreement constitutes the only agreement of the parties regarding the subject matter hereof and correctly sets forth the rights, duties and obligations of each to the other. No prior agreement, whether written or verbal, shall have any effect.
(h)	Third Parties, No Interest: Nothing in this Agreement is intended to or shall (i) confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective successors and assigns, or (ii) relieve or discharge the obligation of any third person to any party hereto.

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This agreement shall be governed by the laws of the state of California without regard to its conflict of laws principles.

IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement as of the date first above written.

Flacane Advisors, Inc. Gary Augusta, President _______________________________ Signature	Apollo Medical Holdings, Inc. Warren Hosseinion, CEO _______________________________ Signature

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